Lake Shore’s Fourth Quarter 2015 Net Income

Up 5% to $834,000

-2015 Net Income of $3.3 Million Up 6% Compared to 2014

-Strong Commercial Lending Growth For Fourth Quarter and Full Year

DUNKIRK, N.Y.—January 28, 2016-- Lake Shore Bancorp, Inc. (“the Company”)  (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced improved 2015 fourth quarter and year-end results compared to the prior year periods. Fourth quarter 2015 net income was $834,000, or $0.14 per diluted share, compared to net income of $796,000, or $0.14 per diluted share for fourth quarter 2014, primarily a result of an increase in net interest income. Full year 2015 net income was $3.3 million, or $0.56 per diluted share, compared to net income of $3.2 million, or $0.55 per diluted share for 2014.

2015 Fourth Quarter and Year-End Highlights:

•	Continued strong commercial loan growth resulting in an increase of $22.6 million, or 27.6%, from December 31, 2014.
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Improved net interest margin for the fourth quarter 2015 of 3.45%, a 28 basis points increase from fourth quarter 2014, and a six basis points increase from the linked third quarter 2015, as a result of balance sheet repositioning.

•	Interest expense continued to decline, decreasing 29.4% in fourth quarter 2015 as compared to fourth quarter 2014 primarily due to a $25.6 million reduction in average interest bearing liabilities.
•	Core deposits (checking, savings and money market accounts) grew $5.8 million, or 2.8% from December 31, 2014.

“Lake Shore finished 2015 on a strong note with improved earnings performance, an expanding interest rate margin and a solid balance sheet that is better positioned for the changing interest rate environment,” said Daniel P. Reininga, President and Chief Executive Officer. “The Bank’s improved fourth quarter and full year results continued to reflect decisive actions taken in prior periods to reposition our balance sheet to better react to rising interest rates. Our increased focus on commercial lending paid dividends in the form of double-digit commercial loan growth. The Bank’s continued investment in digital banking capabilities in 2015 is strengthening our ability to efficiently deliver services which meet our customers’ preferred banking experience, regardless of whether it’s in a branch or in their living room. For 2016, as we celebrate serving the Western New York community for 125 years, we plan to remain focused on maintaining an efficient operating profile and to continue making decisions with a long-term view of creating and sustaining value for our investors.”

Fourth quarter 2015 net interest income of $3.8 million improved 5.1%, or $182,000, compared to the fourth quarter of 2014.  The increase in net interest income was primarily a result of lower interest expense, offset to a lesser extent by decreased interest income. Interest expense for fourth quarter 2015 was $593,000, down $248,000, or 29.4%, from $841,000 in fourth quarter 2014, reflecting a $25.6 million reduction in average interest bearing liabilities, as well as a 22 basis points decline in the average interest rate paid. Interest income was $4.4 million for fourth quarter 2015, down $66,000 from the prior year quarter, as a result of a $15.8 million decrease in average interest earning assets, primarily in the Bank’s securities portfolio.

Net interest income was $14.8 million for 2015, an increase of $299,000, or 2.1%, from $14.5 million in 2014. Interest income for 2015 was $17.6 million, a $292,000 decrease when compared to the $17.9 million earned during 2014. The decrease in 2015 interest income was primarily a result of a $20.3 million reduction in the average balance of the Bank’s securities portfolio, partially offset by a $15.9 million increase in the average loan balances. The lower average balance for securities in both the fourth quarter and full year reflected the Bank’s ongoing actions to mitigate future interest rate risk by not reinvesting portfolio pay-downs and proceeds from securities sales back into the securities portfolio. Interest expense for the full year ended December 31, 2015, was $2.8 million, a decrease of $591,000, or 17.7%, from $3.3 million for 2014. The reduction in interest expense for 2015 was primarily a result of a $17.8 million reduction in average time deposits, along with an 11 basis points decline in the average rate paid on interest bearing liabilities.

The Bank’s fourth quarter 2015 net interest margin increased 28 basis points to 3.45% compared with 3.17% for fourth quarter 2014. The increase in the net interest margin reflected a nine basis points improvement in the average yield on interest-earning assets, along with a 22 basis points decline in the average cost of interest-bearing liabilities, compared to the prior year period. The fourth quarter net interest margin also improved by six basis points when compared to the linked third quarter of 2015, primarily a result of a six basis points decline in the average rate paid on interest-bearing liabilities. For 2015, the Bank’s net interest margin improved to 3.34%, a 13 basis points increase compared to 3.21% for 2014.

The ratio of average interest-earning assets to average interest-bearing liabilities was 126.91% for fourth quarter 2015, up 452 basis points from 122.39% for fourth quarter 2014. Average interest-earning assets of $435.8 million for fourth quarter 2015 were down $15.8 million compared with $451.6 million for the prior year quarter, primarily a result of a $7.1 million reduction in the average balance of cash and cash equivalents and a $24.7 million reduction in the average balance of the Bank’s securities portfolio, partially offset by a $16.0 million increase in average loans. Average interest-bearing liabilities for fourth quarter 2015 decreased by $25.6 million to $343.4 million, compared to fourth quarter 2014, primarily a result of the Bank’s strategic de-emphasis on retaining higher-cost time deposits.

The full year 2015 ratio for average interest-earning assets to average interest-bearing liabilities was 125.03%, an increase of 410 basis points as compared to 120.93% for 2014. Average interest-earning assets for the full year ended December 31, 2015 were $444.7 million compared to $452.6 million for 2014. Average interest bearing liabilities were $355.7 million for 2015, down from $374.3 million for 2014.

Fourth quarter 2015 non-interest income of $598,000, increased by $44,000, or 7.9%, compared with the prior year fourth quarter, primarily resulting from higher deposit-related fees. Non-interest income for 2015 was $2.7 million, an increase of $472,000, or 21.1%, compared to $2.2 million for 2014. Current year non-interest income includes $440,000 in gains from the sale of $9.4 million of securities, along with gains recognized on a higher number of loan sales than what occurred in 2014. The Bank also realized recoveries on previously impaired investment securities for both years, with a $160,000 recovery for 2015 and a recovery of $175,000 for 2014.

Non-interest expense was $3.2 million for fourth quarter 2015, an increase of $146,000, or 4.7%, compared to $3.1 million for fourth quarter 2014. Higher salary and benefit costs, occupancy and equipment expense, postage and supplies and data processing costs for the 2015 fourth quarter, were partially offset by lower advertising expense. 2015 non-interest expense increased by $264,000, or 2.1%, to $13.1 million. The increase was primarily a result of higher salary and benefit expense and higher data processing charges, partially offset by lower professional services, other expense and advertising cost.

The Bank’s fourth quarter provision for loan losses was $160,000, up slightly from $152,000 recorded in the fourth quarter 2014. The full year 2015 provision was $400,000, compared to $222,000 for 2014. The 2015 provision increase was primarily related to a substantive increase in commercial loans originations, as well as a charge off related to a single impaired commercial loan.

Non-performing loans as a percent of total loans (“NPLs”) at December 31, 2015 were 1.57%, a nine basis points decline from 1.66% at December 31, 2014, reflecting growth in the Bank’s loan portfolio. Fourth quarter 2015 NPLs declined by 30 basis points compared with the linked third quarter of 2015 primarily due to a decrease in commercial real estate NPLs. The Bank’s allowance for loan losses as a percent of total loans was 0.67% on December 31, 2015 and on December 31, 2014.

Total assets at December 31, 2015 were $473.4 million, compared to $487.5 million on December 31, 2014. Total deposits at December 31, 2015 were $369.2 million, compared with $386.9 million on December 31, 2014, reflecting the Bank’s decision to allow higher cost time deposits to run off. Core deposits (non-time savings and transaction accounts) increased by $5.8 million, or 2.8%, from December 31, 2014. Stockholders’ equity on December 31, 2015 was up $2.2 million to $73.9 million, compared with $71.6 million on December 31, 2014.

12-Month MHC Dividend Waiver Vote

On February 3, 2016, Lake Shore, MHC (the “MHC”), the mutual holding company that holds 3,636,875 shares, or approximately 60.6% of the Company’s outstanding common stock, will hold a special meeting of its members to vote on a proposal to authorize the MHC to waive its right to receive dividends aggregating up to $0.28 per share that may be declared by the Company in the 12 months subsequent to the approval of the proposal by members. As a result of the timing of the member vote, the Company’s Board of Directors expects the payment of its quarterly cash dividend to be made in March 2016.

There can be no assurance that the members will approve the dividend waiver or that the Federal Reserve will not object to the waiver even if it is approved by members at the special meeting.  If the proposed dividend waiver is not approved by members or the Federal Reserve, the Board of Directors of the Company intends to reduce the proposed quarterly dividend from $0.07 per outstanding share to $0.04 per outstanding share.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	December 31,	December 31,
	2015	2014
	(Unaudited)
	(Dollars in thousands)

Total assets	$473,385	$487,471
Cash and cash equivalents	34,227	35,811
Securities available for sale	113,213	138,202
Loans receivable, net	297,101	284,853
Deposits	369,155	386,939
Long-term debt	21,150	18,950
Stockholders’ equity	73,876	71,630

Statements of Income
	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,353	$4,419	$17,587	$17,879
Interest expense	593	841	2,757	3,348
Net interest income	3,760	3,578	14,830	14,531
Provision for loan losses	160	152	400	222
Net interest income after provision for loan losses	3,600	3,426	14,430	14,309
Total non-interest income	598	554	2,707	2,235
Total non-interest expense	3,250	3,104	13,083	12,819
Income before income taxes	948	876	4,054	3,725
Income tax expense	114	80	716	567
Net income	$834	$796	$3,338	$3,158
Basic earnings per share	$0.14	$0.14	$0.57	$0.55
Diluted earnings per share	$0.14	$0.14	$0.56	$0.55
Dividends declared per share	$0.07	$0.07	$0.28	$0.28

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)

Return on average assets	0.71%	0.66%	0.70%	0.65%
Return on average equity	4.51%	4.49%	4.57%	4.58%
Average interest-earning assets to average interest-bearing liabilities	126.91%	122.39%	125.03%	120.93%
Interest rate spread	3.31%	3.00%	3.18%	3.06%
Net interest margin	3.45%	3.17%	3.34%	3.21%

	December 31,	December 31,
	2015	2014
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.57%	1.66%
Non-performing assets as a percent of total assets	1.14%	1.05%
Allowance for loan losses as a percent of total net loans	0.67%	0.67%
Allowance for loan losses as a percent of non-performing loans	42.52%	40.62%